SUPPLEMENT DATED NOVEMBER 18, 1997
                      TO SUPPLEMENT DATED OCTOBER 24, 1997
                      AND PROSPECTUS DATED OCTOBER 22, 1997
                             WASHINGTON MUTUAL, INC.


         On October 29, 1997, Mark L. Hart, Jr., who is named in the Prospectus as a Selling Stockholder, made gifts of an aggregate of 900 shares of Common Stock to certain organizations, including the United Way of Metropolitan Tarrant County and Performing Arts Fort Worth, Inc.

         On October 30, 1997, J. Taylor Crandall, who is named in the Prospectus as a Selling Stockholder, made a contribution of 50,000 shares of Common Stock to WAMU Partners. Mr. Crandall is a partner of WAMU Partners, which was listed as a Selling Stockholder in the Prospectus.

         On October 31, 1997, James G. Coulter, who is named in the Prospectus as a Selling Stockholder, made a gift of 10,000 shares of Common Stock to the San Francisco Zoological Society.

         As a result of the foregoing transfers, the number of Shares eligible for resale pursuant to the Registration Statement by persons previously named as Selling Stockholders and named below is adjusted to the number set forth opposite such person's name (without adjustment for any resales that such person has made pursuant to the Registration Statement). Also as a result of the foregoing transfers, the other persons named below are added to the list of Selling Stockholders, and the number of Shares that each may sell pursuant to the Registration Statement is as set forth opposite such person's name:

         Name                                                                   Shares
          WAMU Partners                                                         4,965,473
          Lehman Brothers/Old Rosecliff, Inc.                                     311,712
          James G. Coulter                                                        305,455
          J. Taylor Crandall                                                       50,000
          Ronald N. Beck                                                           35,400
          San Francisco Zoological Society                                         10,000
          Performing Arts Fort Worth, Inc.                                          6,700
          Mark L. Hart, Jr.                                                         7,591
          United Way of Metropolitan
            Tarrant County                                                            500

          The date of this Prospectus Supplement is November 18, 1997.